Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-175203) on Form S-8 of OmniAmerican Bancorp, Inc. of our report dated March 2, 2012, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of OmniAmerican Bancorp, Inc. and Subsidiary for the year ended December 31, 2012.

/s/ McGladrey LLP

Dallas, Texas
March 8, 2013